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                                                                    EXHIBIT 99.2

                          INSITUFORM TECHNOLOGIES, INC.
                         APRIL 29, 2005 CONFERENCE CALL


Operator:         Good day and welcome everyone to this Insituform first quarter
                  2005 earnings conference call. This call is being recorded.

                  Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our Web site at www.insituform.com.

                  During this conference call, we'll make forward-looking statements, which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference call. We do not assume the duty to update forward-looking statements. Please use caution and do not rely on such statements.

                  Now at this time for opening remarks and introductions, I would like to turn the call over to the President and Chief Executive Officer, Mr. Tom Rooney. Please go ahead, sir.

Tom Rooney:       Good morning and welcome to our 2005 first quarter conference call. It has only been six weeks since our March 17th conference call when I reported our 2004 year-end financial results. Given the short period between conference calls, today we only have a handful of new issues to report on and to discuss.

                  The first quarter of 2005 came in roughly where we expected that it would, with the exception of the results again this quarter in our tunneling division. Given the challenges that we face in the tunneling division, we anticipate that we will manage mild operating losses in tunneling for the balance of the year. We continue to bid selectively and conservatively on new tunnel projects while reducing our inventory of expensive tunneling equipment. And we are in the process of paring back unnecessary overhead in the division.

                  The quantity and value of tunneling construction claims that we are pursuing increased slightly during the quarter and the company achieved appropriate and favorable settlement on some of the older claims, but the amounts realized from these existing claims was not significant.

                  New and more rigorous cost and production monitoring systems are being developed and deployed on all of our tunnel projects to ensure optimal results. All these steps taken together should allow us to return the tunneling division to its proud and historic levels of reliable profitability.

                  On a very positive note, I am pleased to report that our rehabilitation sector is performing very well and as has been anticipated for some time now. Within the rehab sector and spanning almost all geographic markets, revenues are up, margins are up, sales opportunities are up, and it appears that for the first time in many years Insituform is regaining lost market share throughout the world, while maintaining, and in some cases improving, gross margins.

                  These positive rehab trends would have been even better in the first quarter, but for severe weather conditions in several key geographic markets, in the U.S. and Europe. We always encounter poor weather in the winter months, but the weather encountered in the first six weeks of this year was particularly difficult and widespread.



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                  Additionally, margins were deeply impacted by the sudden
                  one-time shift in resin prices that we encountered last fall. Starting in the second quarter of 2005, the effect of last fall's negative one-time resin price shift will begin to diminish as a result of beginning to pass these price increases through to our clients starting six months ago.

                  Our Tite Liner business continues to be very strong, with orders and backlog growing as the worldwide demand for crude oil and mining products in turn pushes up demand for our Tite Liner product worldwide. Margins remain very strong in the Tite Liner segment.

                  Insituform's cash position dipped in the first quarter, first as a result of the scheduled February debt repayment, and secondly as a result of an increase in our current accounts receivables and inventory related to a surge of rehabilitation work that came through our manufacturing operations late in the first quarter. A positive note - the company's aged receivables, that is, receivables older than 60 days, decreased as a result of continued strong cash management.

                  Rehab backlog remains strong in the quarter, dipping only slightly, primarily as a result of seasonality. As mentioned earlier, Tite Liner backlog was up for the quarter and tunneling backlog dropped significantly as a result of selective and conservative bidding practices.

                  In summary, the first quarter of 2005 brings very good news with regards to our improving CIPP and Tite Liner businesses, while continuing to spotlight the need for us to execute improvements in our tunneling business. We have our work cut out for us with tunneling challenges, but I am confident about how the balance of 2005 will turn out for Insituform.

                  I realize that this has been a very brief overview, but now we can open the call for your questions.

Operator:         Thank you very much. The question-and-answer session will be conducted electronically. If you would like to ask a question, please signal by pressing star one on your touch-tone telephone. If you are using a speakerphone, please make sure the mute button is turned off to allow your signal to reach our equipment. Again, star one to ask a question. And we'll pause for a moment to assemble the roster.

                  And we'll hear first from Arnold Ursaner with CJS Securities.

Arnold Ursaner:   Tom, good morning.

Tom Rooney:       Good morning, Arnie.

Arnold Ursaner:   I know you rarely like to try to get pinned down, but I'm
                  going to try on two different things if I can. Resin had a pretty big impact in the quarter and yet you still had very good gross margins in the rehab section. I guess I'll ask the same question two different ways. Can you quantify the impact resin prices had on margin in Q1? Or if you prefer not to do that, can you give us your gross margin expectation for rehab in Q2?

Tom Rooney:       I won't answer the latter. I'll answer the former. And you'll have to give me some latitude on accuracy here, but I'll tell you what I believe. And it's not that we're ignorant, but the issue has a lot to shade the gray to it. Our belief is that the resin impact in the first quarter was $2 million straight to the bottom line.

Arnold Ursaner:   Got it. Thank you. And another follow-up, if I could.
                  Obviously you've been struggling with the tunneling segment.
                  So, the number I'd like to focus on and get a lot more clarity on is the


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                  99.5 million of backlog that you have in this area.
                  Specifically, can you give us a sense of the number of contracts that are in that backlog, give us a feel for the largest single one within that backlog - in other words, if there's one or two contracts that are the lion's share of it - and what percent of that 99.5 million of backlog is in some form of percentage of completion?

Tom Rooney:       OK. The first question was number of contracts. And that's a little bit tricky because we have the vast majority of our revenue comes through a dozen contracts, but we then have something like 50 very tiny contracts. So, I think the intent of your question was along the lines of the dozen or so.

Arnold Ursaner:   Correct.

Tom Rooney:       And the largest contract is the Chicago contract, but it is something like 90 percent complete. And its value is - on day one was something like $71 million. The next largest project would be in Oxnard, California at about 40 - excuse me, in Sacramento, about 45 million, and then in Oxnard, California about 35 million, in Charleston, South Carolina at 25 million.
                  And that would be pretty much the lion's share of what you're getting after.

Arnold Ursaner:   Well, I just want to be clear if, for example, Sacramento of
                  45 million that's not - the $45 million is not in your backlog. It's some percentage of that?

Tom Rooney:       That's correct, because we've done some of the work. That
                  project was a project, if I recall correctly, that we bid and were awarded the first quarter of last year. And in the case of Sacramento we actually have two projects, 45 and about 20.
                  And those projects are in the 25 percent range complete. So, 75 percent of those values would still be in our backlog. Good projects, by the way.

Arnold Ursaner:   OK. So, again, to avoid future problems with work that's in your backlog where a percentage of completion could be an issue, can you give us a feel for the total number of contracts that remain in percentage of completion?

Tom Rooney:       You're talking about line by line?

Arnold Ursaner:   I don't - no, more in total. I don't really need line by line, but more total number the dollar value of work remaining, if you will, in percentage of completion.

Tom Rooney:       Well, I would say that the average project is about $15- to
                  20- million and the percentage complete is across the board.
                  You know, we've got 90 percent - we have actually - we have some of the work close to 100 percent complete and some of it's 10 to 15 percent complete. I'm not sure - I'm trying to answer your question, Arnie. I'm trying to figure out how to answer it.

Arnold Ursaner:   Sure. I'll tell you exactly what I'm getting to, if I could try. We've had a pattern over the last year or so - and, again, I understand your business - the costs have changed quite materially. We've had a pattern where when you're near the end of a contract you sometimes find that maybe you've under-accrued on percentage of completion or there's a catch up phase. I'm trying to get a feel - I know we've readjusted many of your contracts. I'm trying to get a feel for how much is left out there where we could have this issue crop up.

Tom Rooney:       Well, let me address it this way. You may be right that we tend to have write downs at ends of projects. That would be an indication of not the best management practices and certainly not what would be expected in terms of reporting at a management level or at any level. So, what we've really been about in the last six months is different, better management forecasting and


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                  control systems on a project-by-project basis so that we can get ahead of those and we don't have downward trends at the ends of projects. That's - you have to manage construction projects that way.

                  I would say that we are 75, 80 percent of the way there to having better management forecasting processes. We brought on board a seasoned professional who has expertise in just exactly the science of forecasting. Been on board, it seems like, 60 days - 60 to 90 days. And so, we are bringing about internal systems that will be used now and forever in terms of forecasting cost to complete on projects so that we don't get the downward draft that you're referring to.

                  And so quite frankly, starting back in, say, December and all the way through to today we have aggressively sought to forecast costs to complete on projects. And that with each month as we peel back the layers on the projects that we've had, it gives the appearance of huge erosion on our projects. And that's because we're trying to set the bar correctly so that we don't have the downward movement that you're referring to.

                  So, I feel pretty good about our knowledge of the backlog that we have and its profit potential. I will tell you that I think our earnings are going to be anemic on that backlog, but clearly we don't see the tunneling business as life threatening or, you know, profoundly disturbing to us. It's just - it's an initiative and it's an effort that will reap disappointing returns for the balance of the year. But we believe we're rapidly getting our arms around the cost forecasting and cost control there.

Arnold Ursaner:   I appreciate your answer.  Thank you.

Operator:         We'll hear next from John Quealy of Adams Harkness.

Tom Rooney:       Morning, John.

John Quealy:      Good morning, Tom and Chris. A couple questions. Going to the tunneling business, the $3.8 million operating loss, can you characterize or quantify for us what was legacy Chicago issues and what was weather or other issues that were Q1-specific, so to speak?

Tom Rooney:       Well, in the case of Chicago I don't believe any of it was what you're referring to. We - because it was so noteworthy, we dove in and dissected every element of the Chicago project.
                  I won't tell you that we figured everything out, but we think we reset the bar, if you will, on that project correctly over the last four or five months. You know, we - at best, I will tell you we expect anemic profits coming off of the project.
                  And it's a great project, well managed and everything like that. Our greatest shortcoming is cost forecasting.

                  But we believe that we've got Chicago forecasted correctly today. So, the direct answer on the 3 million is I don't think there's any content in that loss from Chicago. But obviously the $126 million backlog in tunneling that we had at December 31st that played itself out was about 26 million in revenue in the quarter. The balance of the work that we had there we continued to forecast and re-forecast.

                  We also, by the way, developed and incurred more claims with clients. So, that the aggregate amount of claims that we have to our clients went up a material amount in the quarter, with only a slight resolution on claims. So, I would tell you the - one of the largest contributors to that three-and-a-half million is accrued claims, which we will be pursuing and prosecuting over the next year, year-and-a-half.



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                  But it's the handful of important one off construction delays, production inefficiencies and committed costs that were identified. So, it's - we're really - I hate to say it, but we're really in the hard-core business of deep understanding of every element of all of our projects. And as we do that we bring forward the losses as we've seen it. It's - this is not a deepening and diving kind of an issue. This is us going about the tough business of identifying every nickel and dime and forecasting every nickel and dime.

Chris Farman:     And the bulk of the first quarter loss in tunneling was first quarter-specific.

John Quealy:      OK and just a last follow-up to that piece on tunneling. The
                  Oxnard and the two Sacramento projects - did they contribute to that loss in the quarter?

Tom Rooney:       Sure.  Is that right?  No.

Chris Farman:     No.

John Quealy:      They did not.

Chris Farman:     No.

John Quealy:      OK. Moving forward to the CIPP business, obviously you have a big resin headwind here. Can you talk about the cap ex a little bit? Did you spend that on some steam retrofit units?
                  Or can you give us a little bit on how the steam initiative's going thus far in Q1?

Tom Rooney:       Going great. It's going great in Europe. It's going great in the U.S. It really is the big driver and will continue to be the big driver for cap ex this year. We also spent some money in the first quarter to acquire land that we did not acquire when we bought a licensee many years ago. And the term came up and we had to either move or buy the land, so we bought some land. We didn't really have a big choice there. A good deal, but it was a hunk of cap ex this year - or this quarter.

                  But steam is the big driver. And, by the way, we - with now almost 100 crews - we will always have aged equipment that needs to be recycled as well. So, there'll be a steady state of cap ex that comes about with that large deployment. But your point on steam is accurate. It's the big driver and will be this year.

John Quealy:      And, Tom, last quarter - or actually, I guess, six weeks ago you talked about 25 percent of your crews are up fitted with steam. Can you give us an indication of what that is now?

Tom Rooney:       I don't really track that, but it's more and quite a bit more.
                  But, to be frank with you, it's a good question and I just don't track that percentage right now.

John Quealy:      OK. And last two questions on the financial side. Chris, on the interest expense is this a decent run rate going forward giving that you did some negotiations several times over the last couple quarters?

Chris Farman:     Yes, it is. It reflects the renegotiations that we undertook in the first quarter.

John Quealy:      OK and the last question on operating cash flow. I understand why you used it this quarter. In terms of moving into the remaining three quarters of fiscal '05 can you talk about the distribution of cash generation? Is it going to be primarily
                  Q2, Q3 and then a flattening in Q4? Can you at least characterize it a little bit for us?

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Chris Farman:     Well, typically the highest production quarters are the second and third quarter of the year. So, cash production should be commensurate with that activity.

John Quealy:      Thanks very much, guys.

Tom Rooney:       Thank you.

Chris Farman:     Thank you.

Operator:         Lorraine Maikis with Merrill Lynch has our next question.

Tom Rooney:       Hi, Lorraine.

Gina (Gordon):    Hi.  Actually it's Gina calling in for Lorraine.  How are you?

Tom Rooney:       Good morning, Gina.

Gina (Gordon):    Hi. A question for you. The anticipated CIPP production in the second quarter can you talk a little bit about what you're expecting as far as dollar amount, the number of projects or project? Could you just give some more insight on that?

Tom Rooney:       Well, we had - as you're probably aware, year over year our backlog at December 31st was up dramatically. And we had very diminished production in the first six or seven weeks of the quarter because of an unusual amount of weather across a number of important geographies for us. So, we were sort of kept at the starting gates until well into February.

                  And from the middle of February on, we saw - we have a number of leading indicators. Our first leading indicator is sales prospects well out into the future. That's a long range leading indicator. Then we have a leading indicator of backlog and then we have a leading indicator of how much draw is being pulled through our manufacturing facility. And what's being drawn through our manufacturing facility is a 30-day leading indicator of where crew utilization and crew capacity is going to be. And so, February was a big month for our manufacturing group, which suggests that after we sat idle in January we anticipated late February work.

                  March was an all-time record month for the company's manufacturing facilities. And, by the way, we increased our manufacturing capability, if you may recall, using about $10 million of cap ex in the previous year or two. And it's a good thing we did because manufacturing in March was all-time record production levels for us. And April has been tremendous as well. And that is reflective of what Chris was saying earlier, which is that the second and third quarter always big production months for us. But we are seeing unusually high manufacturing levels in terms of footage and dollars and everything else.

Gina (Gordon):    OK. So, it's not one specific project. It seems like it's more of a shift from the first quarter activity, which was delayed into the second quarter?

Tom Rooney:       Yes. We never really - if you think about the fourth quarter with the holiday season and marginal weather and then you think about the first quarter with typically poor weather, our field production levels are never anything to brag about. And we certainly experienced that in the late fourth quarter, in the early first quarter. And we always expect a big surge of work in the very late first quarter and definitely second and third quarter. And we have two manufacturing facilities, one in the U.K. and one in the U.S., and they were both running flat out.

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Gina (Gordon):    OK. Do you have any update on the five-year strategic plan that you highlighted last call? You said you'd expect to have something in the next two months or so. Is it premature to...

Tom Rooney:       Right now the strategic planning - or strategic planning team is anticipating a report to me in July. And I will probably present it to the board 30 to 60 days thereafter.

Gina (Gordon):    Can you give any status? I mean, have you been hearing things that are looking positive? Do you anticipate any additional work that might need to be done?

Tom Rooney:       We just - just we have a very good team and they're very
                  excited about the process. I, you know, don't want to prejudge what will come out of this.

Gina (Gordon):    OK. And then at the end of last quarter I think you had
                  mentioned that there were about $11 million in claims.

Tom Rooney:       Yes.

Gina (Gordon):    Where is that now?  Where do you see that at the end of the first quarter?

Tom Rooney:       It's several million higher.

Gina (Gordon):    OK.  And they're all related to the tunneling side?

Tom Rooney:       Absolutely.

Gina (Gordon):    The additional ones?

Tom Rooney:       They're all - we essentially don't have claims on the rest of our business. And, yes, it's up several million dollars. And there is a link between those claims and the current quarter's tunnel lack of profits.

Gina (Gordon):    And then my last question would be given the challenges that you've seen with tunneling - and I know it's a promising business, but have you considered any strategic alternatives for this business maybe going forward as far as, I don't know, maybe scaling back? Because it's such a small percentage of your overall mix.

Tom Rooney:       Right. We have done a lot of studying of our tunneling group.
                  And, to be frank with you, we're starting to find many very good things about our tunneling group. It turns out that the project manager, project executive and field management level
                  - it turns out we have outstanding teams. So, we seem to be very rich in terms of high competency project managers and superintendents and area managers.

                  The only element that we lack is strategy in the tunneling group, business modeling and in terms of things like how much equipment should we carry, what's the right overhead ratios, how shall we manage claims on an aggregate global basis, things like that. So, we are strongly going about the business of implementing that along with cost forecasting that we talked about.

                  But to your point of other alternatives, the only thing that we know for sure is we will not run the tunneling group the way we have in the past. But, as we analyze the tunneling group, we become confident that we have great core assets in terms of the exercise of tunneling. But the five-year strategic plan that we're doing for the entire company, and we had planned to do it for the entire company without regard to our tunneling group - but they're asking great questions about what part of the CIPP business do we want to be in, what geographies do we want to be

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                  in. We're asking about our Tite Liner business. We're asking about our tunneling business. And that's just going to shed terrific light for us on what our risk appetite is, our cap ex needs will be, what our capital structure should be. And invariably, we're asking that about Tite Liner, CIPP and tunneling.

                  I'm not prepared to say what we're going to do with Tite Liner, CIPP or tunneling, but we're going to be very, very smart at the end of this process and turn to all of the alternatives for all of our divisions. But the good news between now and when we make final decisions about all of our businesses is that we've become very confident about the project level management teams we have in tunneling. Surprisingly, we have very strong teams there.

Gina (Gordon):    OK.  Thank you so much.

Tom Rooney:       Thank you.

Operator:         Our next question comes from James Gentile of Sidoti &
                  Company.

James Gentile:    Good morning, gentlemen.  How you doing?

Tom Rooney:       Great, James.

Chris Farman:     Good morning.

James Gentile:    I just kind of want to get some divisions on your rehab
                  segment, you know, for the quarter. . .

Tom Rooney:       Yes.

James Gentile     . . .coming from North America, Europe, perhaps some Asian business, and then, more importantly, the segment of revenue recognized from, say, pipebursting or microtunneling, other kind of ancillary, non-CIPP businesses.

Tom Rooney:       Right.  Do we have those breakouts?

                  First of all Europe versus the U.S. - one thing I would tell you is the trends that we see in North America in terms of revenue growth, margin growth and things like that are - and even the manufacturing surge and such, they seem to be very close parallels one continent to the next. Part of that is because we're trying to execute strategies that are similar on both continents in terms of sales and everything else. And so, the parallels are strong there.

                  On pipebursting we're doing less pipebursting today than we have in the past. Micro tunneling - actually the Oxnard project is micro tunneling.

James Gentile:    So it's factored into your tunneling segment?

Tom Rooney:       It's - yes. The only - I think the only micro tunneling that we do is in the tunneling segment.

James Gentile:    OK.

Tom Rooney:       And pipebursting - do we have a breakout on the number? No -
                  we don't actually have it. But pipebursting is quickly becoming a lesser component of our business.

James Gentile:    Could it have been 10 percent of quarterly revenue?




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Tom Rooney:       No.

James Gentile:    OK.  Just want to get an order of magnitude.

Tom Rooney:       I'd be surprised if it was five percent.

James Gentile:    OK. So you've basically anniversaried all of those contracts from, you know, the '02-'03 period?

Tom Rooney:       Yes. Well, we still get some pipebursting projects, but what we don't seek to do is to plow into high commodity bidding pipe bursting. We have a lot of clients that ask us to do it.
                  We're very capable of it. And we do it on a selected basis where we're fitting the needs of our clients, but we're not out pushing the market for pipe bursting. And that strategy shift means that we're backing off dramatically on the top line pipe bursting.

James Gentile:    Got you. So, I guess if you look at the 2004 rehabilitation sales, absolutely, you know, the 410 million, would you say that that's, you know, 95 percent rehab?

Tom Rooney:       Or more.

James Gentile:    Or more. OK. So, a normal at - you're looking at it, you're saying a base case of business there in the rehab business going forward is at least 400 million in terms of the floor?

Tom Rooney:       I think our rehab business is going to continue to move up rather dramatically. So, I - you're describing a floor. Yes, I suppose.

James Gentile:    OK.

Chris Farman:     And in terms of Europe, Europe was roughly 15 percent of
                  revenues for the quarter.

James Gentile:    All right. And then did you have an idea kind of looking out beyond this portion of your strategic planning and execution process perhaps into 2006 an idea of a kind of target gross margin in the rehab segment?

Tom Rooney:       Well, I'd target 50 percent. I just don't know if our
                  competitors will let me have it. No, we are so substantial in our markets that we move the markets. And so, we're trying to balance market share gains and gross margin gains. And I would tell you, given some of the things that we're doing right now, we could probably allow our market share to go static or slip and maybe push margins up more than we are now. But I think that's a short gain strategy. I think eventually you get punished for that.

                  I think the right strategy - and, equally, I think, to just be a market hog and take all the market share without regards to gross margin obviously you can get punished there as well. The return on the assets isn't particularly good.

                  I would tell you, if anything, we're slightly, slightly imbalanced in favor of grabbing market share, the point of which is we've ceded market share for a decade. And we think there's a natural balance point of market share for us that's higher than where are now. But we're trying to be very astute in terms of balancing the point between market share and gross margin. So, we'll tinker with both, if you will, as we go forward.

James Gentile:    Great.  Thanks.


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Tom Rooney:       Thank you.

Operator:         Our next question comes from Debra Coy of Stanford Washington.

Tom Rooney:       Good morning, Debra.

Debra Coy:        Yes, good morning, Tom and Chris. Just to follow-up on the tunneling segment, from what you have said so far it sounds like what - when you say modest operating losses for the rest of the year that that is mostly in smaller projects because you said you didn't have a loss in Chicago, and Sacramento and Oxnard are OK. So, you have some dogs and cats smaller projects that are still a drag? Is that it?

Tom Rooney:       Well, we've also - you know, on the revenue that'll still come through on Chicago and some of the other projects that we've talked about in the past, we took earnings write downs on those projects in the past and taken the earnings write offs to that point. But we also made the projects and the backlog going forward very thin on the margins that were left in the projects. And so, those projects will continue to work their way through our income statement with very meager profit margins, but not catastrophic losses or, you know, one-time shocks to the system. So, we still have a lot of revenue coming through on older projects with, as I say, meager gross margins. We do have the Sacramento projects and some of the others that have acceptable profit margins. The combination of all that gives you, you know, what we described as modest operational losses.

Debra Coy:        Modest being less than in the current quarter?

Tom Rooney:       I would hope so.

Debra Coy:        Good. And from - and you also - I'm also trying to understand your definition of selective bidding. It looks like in this quarter you didn't win or perhaps bid on anything new, that you're basically working down your existing backlog. One question is how long does it take you to work down the roughly hundred million of backlog remaining if we just look at the steady state of the business? And is your definition of selective smaller projects, more specialized projects, kind of
                  - I understand that this is a little bit on hold while you're completing your strategic review. But what's your near-term strategy on bidding in the segment?

Tom Rooney:       Well, let me say that we have been bidding this quarter. And I don't know the precise number. We might have bid a hundred million dollars worth of work, actually probably closer to 80 million. And we took second on one. We took third on another.
                  Obviously we didn't take first on much. We did pick up a little bit of work, but it's not enough really to even impact us. We actually get work given to us on emergency basis, small projects, things like that. But we're actively bidding.

                  But selective means that - I was told recently we have $3.5 to $4 billion worth of bid opportunities that we would qualify for, but that we have selected $1 billion worth of that 3.5 to 4 billion that we see as primary bid opportunities for ourselves. So, how would we define - how did we come about selecting those - that billion versus the 3.5 billion to 4 billion that was there? Best geography, clients for whom we've worked in the past, soil conditions that we are experts dealing with - and, by the way, there's plenty of different ones ...

Chris Farman:     Equipment that we have.

Tom Rooney:       Yes. We own a tremendous amount of equipment. And one of the issues in the tunneling business is to only own the amount of equipment that you need to do the work that you want to do. We actually have more equipment than we need. And we - you know, that's one of the things we have to aggressively do is right size our equipment to meet the needs of the work that we want to go after. So, we're matching our equipment.

                  We have tremendous project management teams, but they too have expertise, kind of like tunneling equipment does. So, we're trying to match the managers to it.

                  There are good clients and bad clients in this world. Some pay and some are claims-oriented. Some are antagonistic. Most are good. So, we're being selective in terms of which clients we will bid to.

                  We're looking at terms and conditions in bidding documents to see which clients will string us out for cash flow and which ones will not. So, we're - the good news is we have a shopping list of $4 billion worth of opportunities to look at, which then brings us and allows us to be very selective. Add to that the fact that we won't bid work at margins like we did in the past or like anybody. We're only going to bid at margins that if we win the work we'll be thrilled to do so.

                  We also look at clients where we have had great past success with. MSD in St. Louis, we understand, has $100 or $150 million worth of bid - I think $100 million of bid opportunities in the next 15 months. We clearly will bid to St. Louis.

                  So, Debra, we're being very - I'd say we're being very good business people about being highly selective in the work that we go after. But clearly we are bidding work. We're bidding work just about every week.

                  And the other thing, too, is that we've had quarters in the past where we didn't pick up any work as a tunneling group and then we'd pick up a year's worth of work in one quarter. It just comes that way. So, don't read into it that we stop bidding. We're a very good and very active bid player right now.

Debra Coy:        Well, to be perfectly honest, it hasn't been breaking my heart given the projects so far.

Tom Rooney:       You asked another question, which is if we don't win any work how quickly will the $99 million worth of backlog be gone. I believe when we looked at it at year-end we had 126 million.
                  And we believe that of the 126 million in backlog at the beginning of the year we'd only have about 25 million remaining at the end of the year. So, of the 99 I guess you'd have to say 25 to 30 might be sitting there if we...

Debra Coy:        Into '06?  So pretty most of it you work through this year?

Tom Rooney:       Right.

Debra Coy:        And then just my final question on that is then when you talk about bidding much more selectively and even the better performing contracts that are presumably better performing, bigger contracts that you have in the backlog now, in the heyday of this business it was 20 percent plus gross margins.
                  Is that where we can go back to on this selective strategy?

Tom Rooney:       Yes, but I would tell you the - we've had some consultants work for us and model the entire tunneling industry over many decades in the U.S. And the model would suggest that you might expect 20 percent gross margins for two or three years and then you'll have a catastrophic year when you'll lose 10 percent gross margins, and then you'll go back to two or three. It's a very nice return and traumatic loss scenario. And you have only to think about the big dig in Boston where all kinds of firms have become bankrupt over it. And yet there are many more stories about people making untold sums of money on projects.

                  So, it's a high risk, high reward, you know, two good years, one terrible year. We're clearly in our terrible year right now. And so, if you ask me can we get back to 20 plus percent gross margin, absolutely. But if you ask me to normalize a 10 year period, I'd have to give you a different study to answer.

Debra Coy:        Sure, but I think that has been the overall view, that we're entering a period of strong tunneling demand. . .

Tom Rooney:       Yes.

Debra Coy:        . . .right now.

Tom Rooney:       Yes.

Debra Coy:        OK. And then just finally, not to belabor this little subject, but when you say you're sort of right sizing on equipment are you - you haven't taken any write offs. Are you selling equipment? How are you disposing of equipment?

Tom Rooney:       Well, we have a terrific stockpile of equipment. But in the tunneling industry you get, first of all, these tunnel boring machines, TBMs ...

Debra Coy:        Right.

Tom Rooney:       ... have different diameters and are - have capability to go through different soils. There's kind of a sweet spot of tunneling machines that are sort of commodity. They're - 80 percent of the market can be handled by a certain diameter and type of tunneling equipment. And then you buy exotic pieces for those unusual, large diameter or different rock conditions.

                  What we're really looking at is we want to end up with the commodity tunnel boring machines that are highly usable so that the use rate is 90 some percent. We happen to have some exotic equipment on our books, where the equipment's been idled for a year or two. So, we want to get those off of our books. We want to get to the sweet spot of good equipment that we can use over and over again and make a lot of money and not have high carrying costs.

                  So, this isn't an across the board jettison equipment take big losses. This is get to the meat and potatoes tunneling equipment and not carry exotics anymore.

Debra Coy:        Well, I mean, do you wait till the exotics are fully
                  depreciated or do you sell them at a loss? Or, what should we look at in terms of the impact?

Tom Rooney:       We're going to sell them. And we may sell some at losses. I heard the other day we just sold a medium-sized piece at a slight gain. So, if your contention and mine is correct that the market is picking up, then the market even for exotics is picking up. And we may have to sit for a while. We may sell some at slight losses. We'll just make economic decisions one at a time. But we're not going to hemorrhage the equipment so we can make payroll. That's just not - it's not a need that we have.

Debra Coy:        So, we're not - I'm not looking at that as a significant
                  impact over the next couple of quarters one way or the other?

Tom Rooney:       Not unless we see tremendous economic gains over the long run.

Debra Coy:        OK.

Tom Rooney:       But it's not a fire sale.

Debra Coy:        All right. Fair enough and then on the rehab side can you
                  characterize what you're seeing in - as you have kind of quarter-by-quarter what you're seeing on the demand side? And if you can give any color at all on a regional basis that would be great, or at least nationally. It looks like, from what you're saying, that even though the rate of revenue growth has slowed in the quarter that that's more seasonal and timing issues and the sort of more like 12 to 15 percent growth that we have been seeing is still what you're seeing looking ahead.

Tom Rooney:       Well, first of all, we're seeing tremendous demand right now.
                  But I would tell you that we debated a little bit internally as to is the market larger or is our visibility of the market better. And we've more than doubled our sales force in the last year. They've become seasoned. So, one could argue that the market hasn't changed at all. We now see it all. So, there's that issue. And, by the way, I don't think that's purely what's going on here.

                  But the other issue is maybe the market has just moved up in terms of activity, you know, by a dramatic proportion. I think it's both. I think Insituform has far better reach and coverage in the market in the U.S., in Europe and in Asia than we've ever had before because both our headcount is up and we've done a lot of training and we've added a lot of discipline in the sales area. And the sales force is now becoming seasoned.

                  So, I think that we are seeing and creating much more work than we've ever done in the past, but I also believe that the market is richer right now. The combination of the two is such that we have more bidding opportunities than we've ever seen in the past as a company. Now, of course, will we translate that into victories at the bid table? Time will tell.

                  In the first quarter from January 1st to March 31st we won 70 percent of everything we bid in North America. And that was unusually high for us. And we didn't do it by buying work. We did it with margins that we anticipated. So, I - first of all, I wouldn't expect us to have every quarter at 70 percent, but for three months in the first quarter of this year we had a strong capture rate for work.

                  And, by the way, not all of that work is even in our backlog because work that we bid in March where we were the apparent low bidder it doesn't meet accounting standards until we have documentation from the client. And in many of those cases that documentation didn't come until April. So, you may look at my backlog and say, "Well, but it's down $9 million. How could you have a wonderful sales quarter?" And the answer there is timing.

                  So, I don't know what to tell you, Debra, in terms of what long range will look like because we tend to have boom quarters followed by shallow quarters followed by boom quarters. But overall and in general I wouldn't disagree with 15 percent growth in the market because we're seeing at least that right now.

Debra Coy:        OK. And then, I guess, just in terms of an attempt to try and quantify, do you have any visibility on what bookings or at least the pipeline for potential bookings is looking like going into 2Q, at least on an order of magnitude if not in specifics?

Tom Rooney:       The bidding opportunities in April were the most we've ever seen in any month. The bidding opportunities in May are tremendous. It's - now, I can tell you that we've re-doubled our area - our efforts and our specific expertise in the area of forecasting, marketing and accumulating data.

                  One of the things that we're becoming very, very good at is the discipline of measuring our market. One of the things that's frustrated me for two years is no one can tell me our market share and no one has really been able to measure the market for me - or for us. But we brought in a very sharp head of our sales and business development team and a marketing expert. We're building up our team and we're beginning to accumulate data that gives us much better clarity into the future. So, there again, I can't tell if you the bid opportunities in April are unusually high or if we now can measure them better than we have ever in the past, but we're clearly not seeing the market fall off.

Debra Coy:        OK. Fair enough. And then just my final question is whether you are also seeing any pockets of regional strength or weakness both on the bidding side. And you had mentioned in the prior quarter that you were seeing some areas - I think we mentioned Atlanta specifically - that was slow to release work. Are you seeing any significant variability from place to place?

Tom Rooney:       Yes. Yes. And I had mentioned it last year we were hurt
                  because Atlanta has historically been one of our very best clients in terms of continuously acquiring work from Atlanta and good work. Atlanta in, I think, February of last year passed a $4 - a $3.5 billion bond referendum. We fully expected to see our revenues from Atlanta move up, but instead they almost fell to zero because Atlanta had the very difficult challenge of figuring out how to deal with $3.5 billion worth of work. So, their short-term pipeline dried up, which hurt us.

                  We are now seeing Atlanta pump out bid opportunities. I heard the other day four $10 million bid opportunities were coming out of Atlanta, whether that's true or not. So, even Atlanta the dam has broken in terms of opportunities coming out. Whether we get any of it or all of it is yet to be seen. But if that's any indication, then the southeast is strengthening again. The west we see significant bid opportunities - Texas. The northeast has become fiercely competitive.

                  So, we tend to see a combination of work that ebbs and flows and competition that ebbs and flows. We don't see any regional markets defying the growth right now. And I would tell you the same trend we see in Europe, in almost every country in Europe. We're even seeing much more activity to our licensees in Asia. So, it seems to be widespread, almost uniform, growth, with little different pockets that go for a month or 60 days in unique ways, but we think of that more like noise right now.

Debra Coy:        Sure.  OK.  That's helpful.  Thanks.

Tom Rooney:       Thank you, Debra.

Operator:         We'll take our next question from Richard Paget of Morgan
                  Joseph.

Richard Paget:    Good morning, everyone.

Tom Rooney:       Good morning.

Chris Farman:     Good morning.

Richard Paget:    Looking at the nice jump in the Tite Liner backlog, is that pretty much across the board or are there one or two big orders in there making that increase?

Tom Rooney:       Across the board. We clearly have picked up work in South
                  America. Historically the Tite Liner business - we have three offices. We have Edmonton, Canada, Durango, Colorado, and
                  Santiago, Chile. And yet we work on five continents with the Tite Liner product.

                  We chose to keep our South American operations open for the last two years, even though mining was dead. And I think we lost something like $200,000 - $2 - to $300,000 - in South America each of the last two years because we were bound and determined to keep our South American operations open. The cost of copper is up wildly in the last year, year-and-a-half. And so, we are clearly picking up work in South America rather dramatically.

                  But we also, out of our Durango, Colorado office do a lot of oil patch work in North America. That work is strong.

                  Our Canadian operations have had terrific run through oil and gas up in the Northern Canada area. We're seeing work in the North Sea. We've had inquiries about work in Asia and other continents, mostly driven by oil and gas, some mining.

                  So, when you think about China and its consumption of minerals and commodities, that drives mining operations. And obviously I don't have to explain oil and gas. And that drives that element forward. So, those two dimensions are creating very strong, uniform pressure in almost all geographies for us. We see that as a bright star for us right now.

Richard Paget:    OK. So, as long as that cycle continues we should expect good things out of Tite Liner?

Tom Rooney:       Yes. And Tite Liner has a very, very low overhead. So, you know, commodity swings and oil and gas price swings we don't get hurt on the downside very much. And we can usually reap nice rewards on the upside.

Richard Paget:    OK. Great. Getting back to the rehab market, the municipal customers in particular, last call you had talked about there was a lack of funding issue, also a lack of engineers on the municipal side, making it harder for work to get let. You know, with the market moving up do you see those issues being mitigated?

Tom Rooney:       Well, you know, if I use Atlanta as an example, going from something like 10 to 50 million a year of output on their part to suddenly having three-and-a-half billion dollars to consume, they have to generate internal bureaucratic means to get it out. And that tends to sort of choke the system for a while. So, with the market moving up we think clients will still have to encounter those issues and deal with those issues. But, you know, again, using Atlanta as a case, they passed their referendum a year - well, a year ago and now they're able to do it. So, we just need to step across that short period.

                  But, no, we just have to be alert when clients have sudden surges. St. Louis might well be a good example too. We haven't done much work for St. Louis in the last year or two even though they passed a bond referendum of 550 million, I guess. But we fully expect to see a lot of work coming out of there in the next six months.

                  So, there's just a lead lag between what people might read in the newspaper about huge funding sources for work and when we might acquire it, let alone when we put it into the income statement.

Richard Paget:    OK.

Tom Rooney:       Funding still is a problem, though, I would tell you. If
                  funding wasn't a problem, overnight Insituform - there's no telling how big Insituform would be. The numbers are staggering as to what the pent up need in the market is.

Richard Paget:    Yes, definitely. And then looking at the working capital with the cash flow, that 19 million use of cash, can we just expect that to be more of a first quarter event and nothing really to that magnitude for the balance of the year?

Tom Rooney:       Yes.

Richard Paget:    OK.  Great.  That's it. Thanks a lot.

Tom Rooney:       Thank you.

Operator:         We'll hear next from Larry Baker of Legg Mason.

Larry Baker:      Good morning.

Tom Rooney:       Hi, Larry.  Good morning.

Larry Baker:      Just a couple of follow-ups here. One is that on the resin impact, which, you said, I think was 2 million in the quarter, what will that be in the second quarter in rehab?

Tom Rooney:       Well ...

Larry Baker:      I know at some point your price increased. I missed exactly when that works through.

Tom Rooney:       Well, we - the cost of resin almost directly correlates to crude oil - almost directly. So, crude oil's been up for a year, year-and-a-half or something like that - dramatic levels. We in the past have had a contract with our resin supplier that bought us just enough time in increments before the cost was passed through to us, such that we could pass it through to our clients and we could be in and out of oil price changes without hitting our bottom line. And, you know, we could re-price our product to our clients using some mitigating contract effects with our resin supplier.

                  For various reasons, that ended unexpectedly in the fall of this past year on one day, and we had to absorb an instant shock on our oil prices. It jumped up dramatically. And we buy some $30 million worth of resin a year. But we took a sudden shock to the system one time. It kind of reset the bar unexpectedly last fall. That was - I don't recall the date, but I'm going to say six, seven months ago.

                  On that day, we had new knowledge and we began to re-price mark - re-price work going forward with clients using the then correct oil or resin prices. Our average project lasts something like six months. So, since we made that correction about six to seven months ago, we basically moved past the window of damage, although I would tell you, you know, we still have some effect this month and we'll have a little bit
                  - quite a bit less effect next month. So, most of it was endured in the first and second or fourth and first quarter. There'll be minor effects in the second quarter of this year. My guess is negligible to no effect in the third quarter.

Larry Baker:      OK.  All right.  Thanks for the clarification.

Tom Rooney:       Sure.

Larry Baker:      And then on the tunneling, not to beat this horse, but I know it's getting to be a smaller business. Is the first quarter run rate of 24 million - is that roughly what you project for the year?

Tom Rooney:       Well, you know, I said to Debra Coy that we were going to burn off about 100 million this year, starting at 126 million and end up - again, if we don't pick up any work, which, by the way, we intend to pick up work, but had we not that would suggest a run rate of 25 a quarter. We fully expect to pick up work. But even if we picked up a giant - we don't expect it, but even if we picked up a giant project today you probably wouldn't see much revenue impact. You'd see none this quarter.
                  You'd probably see none next quarter and maybe something in the fourth quarter.

                  So, even with a giant backlog pickup in the next 60 days you're probably not going to change that run rate this year very much.

Larry Baker:      OK and then, to get to the - sort of the minimum loss or
                  modest losses going forward, less than a million per quarter?
                  Is that what you're talking about?

Tom Rooney:       We're - you're better suited not having me try to peg a fuzzy number right now.

Larry Baker:      OK. Is it possible to - I mean, your comments on that this is not Chicago, Oxnard, Sacramento, is there a way to take the loss all at once and then have a less impact going forward?

Tom Rooney:       We have to take, you know - if - on the accounting processes that we use for this, if a - it's sort of interesting. But if you have a $10 million project and you thought it would have a $2 million gross margin on it and you got halfway through the project and you've taken a million dollars worth of that profit, if you found out that the project in the end was actually only going to make 1 million instead of 2 million, you would have to take the entire million dollar hit then immediately and write it down. No, excuse me, you'd have to take a half million dollars down immediately and you would water down the margin going forward the other half a million.
                  So, you take half the problem on the spot.

                  If, though, that intended $2 million profit turned down to be a negative dollar or any amount of negative, you would have to take the entire loss on the spot. We have had - we've had some that went from profitable to slightly unprofitable, in which case we've taken the entire back already. Most of the time, including the Chicago project, we didn't have losses that went all the way to a negative number. Therefore, we had to prorate the loss, take the loss to that point, as per the revenues taken, and then have anemic profits moving forward.

                  So, the answer to your question is some of all of the above, but the accounting standards don't allow us to sort of reset all of our earnings and bury them in the past, unless the individual projects have actually gone all the way to negative.

Larry Baker:      OK.

Tom Rooney:       But we are at a point right now where we have aggressively attempted to identify any negative news in the tunneling group and put it into the income statement. And if that means we take a hit in the fourth quarter or the first quarter we've taken them. It does leave us with anemic earnings with the $99 million of backlog moving forward, but the intent is to try to get the sort of catastrophic one off losses down and behind us.

Larry Baker:      Can you talk about when you bid tunneling what you're sort of
                  - what your operating or gross margin you're looking for?

Tom Rooney:       It depends on the project, you know. The fact that we might sit with a $5 million piece of tunneling equipment in Economics 101 we can look at that $5 million of equipment as a fixed cost or a variable cost. Do you put that into the cost exercise or not? If the equipment is going to sit idle, then it's actually a fixed cost. If the equipment isn't going to be idle it's a variable cost. You may or may not put that in. Do you have a good client? Do you think you'll have claims on a project, which, by the way, hurt us more than help us?

                  We don't have a number that we bid. It - I would tell you if you look at the past five years we probably bid work between 13 percent and 30 percent, and it all depends on the conditions that we're looking at on each and every project.

Larry Baker:      OK. And then in the - just one final. On the rehab side of the business can you talk about margin potential when you're in the - all the business that you're bidding there? It's sort of the same question ...

Tom Rooney:       On the rehab side?

Larry Baker:      Yes.

Tom Rooney:       It's even more wide than what I just described on the
                  tunneling. For strategic reasons, I've heard people explain to me good rationale to bid at 10 percent, which, by the way, takes a real long conversation with me to get me to figure that one out. But I've also heard high risk projects that might command 50 percent. But obviously you can see the numbers where we are in terms of the income statement. So, one would think that that's our center point. But we get high variability around that because we take on interesting risk.

                  We take - we have some projects where we can push the revenue through extremely quickly on a project and not consume much crew or equipment capacity. And those are tremendous projects for us. We may actually bid those at lower gross margins because we can get greater asset turns. You know, we may - we can take the same asset to people in the equipment and go earn gross margin over and over and over again, in which case the return on the assets are very high.

                  So, we think about return on assets in addition to what you see as gross margin percentages.

Larry Baker:      OK. And sorry, I know I said that was my last question, but one more. The - in your, in the first quarter business that you bid can you sort of talk about pricing versus historical?
                  Has this opening up of the market allowed price increases other than like resin pass through, or are you still seeing price pressure when you bid?

Tom Rooney:       We are better served answering that question with year over year trends because we see noise in the markets that would lead us to think that margins have moved up dramatically and in the next month move down dramatically in the East Coast, West Coast, Europe and so on. So, if I answer the question on the year to year basis, we think that our gross margin decline and erosion has ended, and somewhere between flat and mildly increasing we see better margins at the bid table and in the end results.

                  The one thing to be very cautious about with our market is to try to extrapolate a trend off of a month or even a quarter. It doesn't work.

Larry Baker:      OK.  Thank you very much.

Tom Rooney:       Thank you.

Operator:         Our next question will come from Alan Fournier of Pennant
                  Capital.

Alan Fournier:    Good morning, guys. Thanks for taking the questions.

Tom Rooney:       Morning.

Alan Fournier:    Could you walk me through the capital - I'm sorry, the working capital use in the quarter and be somewhat more specific regarding what you see occurring in the next quarter in terms of recovery of some of the working capital burn?

Chris Farman:     Very simply, a pay down of the scheduled amortization on our debt, which was a principal of 15.7 million plus 2 million of interest. We had capital expenditures of roughly $8 million.
                  We had growth in accounts receivable of 14 million and inventories of 2 million. And the growth in accounts receivable is related to significant activity in March. And the inventory build up is a result of activity going through our manufacturing facility.

Alan Fournier:    Prepaids are also at 3.5 million?

Chris Farman:     Yes.  And there's some seasonality to that too.

Alan Fournier:    So, should we expect this to be recovered in the second
                  quarter?

Chris Farman:     No. Clearly there are some nonrecurring items. Like the debt pay down is a once a year item. There is some seasonality associated with the business. There is some back ended work that happened in March that caused the surge in receivables.
                  Those are all timing phenomenons that may or may not recur in a subsequent quarter, but eventually they washed themselves out.

                  And also another factor is that we were starting from a very strong working capital position at the end of the year. So, there is a comparative factor there.

Alan Fournier:    So, some of it is seasonal?

Chris Farman:     Yes.

Alan Fournier:    Last year you had a big positive cash flow number in the first quarter. I think it was positive 16 million.

Chris Farman:     Correct. And we were starting off of a different balance sheet at year-end 2003.

Alan Fournier:    OK. In terms of bonding and cash requirements on the balance sheet, are there any issues associated with the cash drain that's occurred?

Chris Farman:     No, not at all. The cash drain is all favorable developments, as we just discussed. It's capital expenditures, it's growth in receivables, and some inventory and pay down of debt, which is scheduled amortization.

Tom Rooney:       One of the things that the bonding company would have trouble with if our receivables grew on the aged side, but our receivables that are 60 days or older moved down significantly in the quarter. And a bonding company would become very nervous if your long-range overdues

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                  grew because that would suggest they're weak receivables. In our case, all of the growth in receivables are zero to 60 days, and everything past 60 days came down. So, very favorable trends.

Alan Fournier:    Usually when businesses are shrinking modestly working capital is extracted from the business. I guess you'd have moving parts here with some businesses growing and other businesses shrinking.

Chris Farman:     Correct. And there is also timing on some of the large
                  contracts have timing - with respect to when you can collect the money and so forth that comes into play as well.

Alan Fournier:    OK. But I guess there should be a significant recovery next quarter given the way you're describing these issues?

Tom Rooney:       That's not a bad - you know, we have to see the quarter play itself. Part of me says I hope we're surging so much into the end of the second quarter that you're wrong, but I wouldn't disagree with you.

Alan Fournier:    OK.  Thank you.

Tom Rooney:       Thank you.

Operator:         And now we'll hear from Steve McNeil of Jennison.

Steve McNeil:     Good morning.

Tom Rooney:       Good morning, Steve.

Steve McNeil:     Just to follow-up on resin, the incremental headwinds year over year were 2 million?

Tom Rooney:       For the quarter.

Steve McNeil:     Yes.

Tom Rooney:       Right.

Steve McNeil:     In the quarter were 2 million. I'm just wondering - you had originally articulated that back at the time of the Q4 call that resins would cost about a million one in the quarter.

Tom Rooney:       Right.

Steve McNeil:     And I'm just wondering what happened that made that number so much bigger than you originally projected, given the timing of the call - of the Q4 call.

Tom Rooney:       I think that we were of the belief that it was in the $1- to
                  2- million range. And, to be frank with you, the exact and precise impact of the resin differential is one that takes a lot of study on our part. And so, it's - I even, to be frank with you, I even hedged on the accuracy of my number today at 2 million. We're fairly confident that that's what it is, but the company has never experienced that kind of one off shot in resin prices. And so, we don't have a button we can push on our computer systems to tell us what the immediate impact is and how quickly it will come in and bleed off.

Steve McNeil:     OK.

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


Tom Rooney:       So, I would say it's considerably more accurate today. We
                  really do think we know what it is. What might it be next quarter? Greatly diminished, but probably nothing in the third quarter.

Chris Farman:     Steve, the increase of 2 million that was quoted relates to the increase over the first quarter of last year. And. . .

Tom Rooney:       Right.

Chris Farman:     And the prices have moved significantly since that time.

Steve McNeil:     Yes. Have you signed a new resin contract? I think you had discussed something by the end of March. Has it been successfully negotiated and signed?

Tom Rooney:       Yes.  I think we even filed a K ...

Chris Farman:     Yes.

Tom Rooney:       ... an 8-K on that.

Steve McNeil:     You did? OK. I missed that. All right. So, then - so just to kind of square things out, if I - does that mean, ex resin, the operating margins within rehab are, you know - if I'm using 2 million like 6.8 percent-ish and margins should expect to within rehab as resin prices run off or the headwind goes away that we should see the margins through this year kind of migrate to that - closer to that number?

Tom Rooney:       Six percent?

Chris Farman:     Yes.

Steve McNeil:     Six point eight.

Chris Farman:     The 2 million that we're discussing is an increase in quarter
                  - first quarter '04 to first quarter '05 increase in the cost of resin. The factor that you do not have and that we do not have is how much of that was passed on to customers.

Tom Rooney:       I would say that the impact - what you're trying to get after is the gross margin impact is going to be on the order of about one percent.

Steve McNeil:     One percent gross. All right. I was using operating, but
                  anyway you add it back in. So, it's - 25, yes. OK. Yes. Fair enough. We got one percent. OK. Thank you very much.

Tom Rooney:       Thank you.

Chris Farman:     Thank you.

Tom Rooney:       I think we probably have time for one more call.

Operator:         And our final question will come from Chris Blackman of
                  Empirical Capital.

Chris Blackman:   Yes, thank you.

Tom Rooney:       Morning.


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


Chris Farman:     Good morning, Chris.

Chris Blackman:   Good morning. Good morning. I think you mentioned that your claims were up several million dollars, so that would put them probably somewhere in the $13- to 14- million mark. Would that be about right?

Tom Rooney:       Right.  Yes.

Chris Blackman:   And how much in reduced claims did you have during the
                  quarter?

Tom Rooney:       Seven hundred thousand dollars.

Chris Blackman:   Seven hundred thousand?

Tom Rooney:       Yes.

Chris Blackman:   OK. So, and I think, if I'm correct, it was like maybe 1.7 million the quarter before.

Tom Rooney:       Is that right?  That sounds high.

Chris Blackman:   That sounds high?

Chris Farman:     I think you're probably referring to the third quarter.

Chris Blackman:   That was the third quarter?  OK.

Chris Farman:     Yes.

Chris Blackman:   Q4 - do you recall what that was in Q4?

Chris Farman:     No.

Tom Rooney:       It might have been - it was at about zero. I don't think we had much movement in the - those are clumpy. We don't get gradual improvements on twenty claims. We suddenly have a breakthrough with a client somewhere. So, they, you know, it's nothing linear about it.

                  Clearly the tunneling group encountered more negative issues this quarter with regards to claims than positive. You know, upwards of about 2 - 2 plus million in claims versus settlement of $700,000 is a net negative for the tunnel group.

Chris Blackman:   Correct. Yes, I can see that. Is there a point where you feel like this may peak out, or are we at that point or close to it?

Tom Rooney:       This year - for sure this year it will normalize. We'll get to a normal - a normalized rate this year.

Chris Blackman:   All right. And then the - when you talked about possibly
                  disposing of some of the equipment or, you know, using some economic decisions on the equipment that you have, how much in total equipment do you all sit on? And what percentage of that could you possibly see reducing?

Tom Rooney:       Well, we have equipment that we lease and we have equipment that we own. And I'd have to get a more studied number to be intelligent and give that to you. But we have leases that we'd like to sublease to someone else. So that's a - you know, that's one set of economics. And then we certainly have a lot that we own.

                  And of that some of it fits into that bucket of exotic that we might want to get rid of and some of it fits into more commodity sizes that we want to get rid of it. It's a little less simple than saying we have a $20 million bucket and we're going to drop it to 15, but it's - you're going to have to give me some time to maybe put some numbers together to give you more accurate numbers.

Chris Blackman:   OK. Can you tell me what percentage of your equipment is
                  leased and what of it is owned? Maybe?

Chris Farman:     Probably half and half.

Chris Blackman:   Probably about half and half?

Chris Farman:     Yes.

Chris Blackman:   OK.

Chris Farman:     As a guess.

Chris Blackman:   All right.  Thank you.

Tom Rooney:       Thank you.

Operator:         And that does conclude our question-and-answer session. Mr.
                  Rooney, I'll turn the call back over to you for any additional or closing remarks.

Tom Rooney:       Thank you. Well, we appreciate everybody's involvement on the call today. Clearly the first quarter of '05 has many similarities to the fourth quarter of '04 in terms of continuing to see strong success and strong indicators. The result of the investments that we've made in the rehab industry we're very - we feel very confident about that. We feel very confident about and excited about our Tite Liner business. We are growing confident in the capability of our tunneling group and the earnings and profits that they can generate. We obviously are dealing aggressively with the issues in our tunneling group because we are bound and determined to make it the proud organization that it has been in the past. But we're clearly encountering this quarter and this year the challenges associated with making that company strong and reliable.

                  So, we appreciate everybody being involved today. We're excited about where the company is going, and we thank you very much.

Operator:         That does conclude today's conference call. Again, thank you all for your participation.



                                       END

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